Exhibit 10.1

THIRD AMENDMENT

TO

AAR CORP. STOCK BENEFIT PLAN

WHEREAS, the Company maintains the AAR CORP. Stock Benefit Plan, amended and restated effective October 1, 2001 and further amended effective June 26, 2003 and April 11, 2005 (the “Plan”); and

WHEREAS, the Company now desires to further amend the Plan to (i) eliminate the grant of reload options, and (ii) permit the Committee, in its discretion, to grant Restricted Stock Awards from time to time to Non-Employee Directors;

NOW THEREFORE, the Company hereby amends the Plan as follows, effective as of July 12, 2005:

1.             Section 8 of the Plan is deleted and intentionally left blank.

2.             The second paragraph of Section 1 is amended to read as follows:

“Non-Employee Directors shall participate in the Plan through discretionary grants of NSOs pursuant to Section 5 hereof and Restricted Stock Awards pursuant to Section 9 hereof. Key Employees and Non-Employee Directors who have been selected by the Committee to receive an Award shall participate in the Plan. The Committee shall determine, within the limits of the express provisions of the Plan, those Key Employees and Non-Employee Directors to whom, and the time or times at which, Awards shall be granted. In making a determination concerning the granting of Awards, the Committee may take into account the nature of services the Key Employee or Non-Employee Director has rendered, or that the Committee expects he will render, his present and potential contributions to the success of the business, the number of years of effective service he is expected to have, and such other factors as the Committee in its sole discretion shall deem relevant. The Committee shall also determine, with respect to Awards to Key Employees and Non-Employee Directors, the number of Shares to be subject to each Award, with respect to Key Employees the type of Awards (Restricted Stock, Options or Stock Appreciation Rights (SARs)); with respect to Non-Employee Directors the type of Awards (Restricted Stock or Options); the type of Options for Key Employees (ISO or NSO); the duration of each Option; the exercise price under each Option, the time or times within which (during the Term of the Option) all or portions of each Option may be exercised, whether cash, Shares, Options or other property may be accepted in full or partial payment upon exercise of an Option; the restrictions to be imposed on Shares of Restricted Stock and any other terms and conditions of such Awards.”

3.             The title to Section 9 is amended to be “Restricted Stock Awards to Key Employees and Non-Employee Directors.”

4.             Section 9.1 is amended to read as follows:

9.1           Subject to the terms of the Plan, the Committee may also grant to Key Employees and Non-Employee Directors Restricted Stock Awards from time to time. Restricted Stock may be granted to a Key Employee or a Non-Employee Director either separately from, or in tandem with, the grant of an Option to the Key Employee or Non-Employee Director. In the case of Restricted Stock granted in tandem with the grant of an Option (a) the exercise of the Option shall cause the forfeiture to the Company of the Restricted Stock related to the Option or portion thereof that is exercised; and (b) the lapse of restrictions applicable to such Restricted Stock shall cause the expiration of the unexercised Option, or portion thereof, related to such Restricted Stock. Restricted Stock not granted in tandem with the grant of an Option shall have no effect on, and shall not be affected by, the exercise of any Option by the holder of such Restricted Stock.

5.             Sections 9.5 through 9.7 are amended to read as follows:

9.5           At the Committee’s option, the Restricted Stock Agreement may provide that any Shares of Restricted Stock granted to a Key Employee or a Non-Employee Director pursuant to the Plan shall be forfeited to the Company if, among other reasons,  (a) the Key Employee or Non-Employee Director violates a noncompetition, confidentiality or employment agreement, any Company policy, or any other conditions set forth in the Restricted Stock Agreement or in a separate document, (b) the Key Employee’s employment with the Company, or the Non-Employee Director’s service on the Board, terminates prior to the date or dates for expiration of the forfeiture provisions set forth in the applicable Restricted Stock Agreement, which date shall not be earlier than the first anniversary of such grant, (c) the Key Employee’s employment with the Company terminates for Cause, or (d) there occurs a violation of any provisions of the applicable Restricted Stock Agreement. A forfeiture of Restricted Stock pursuant to this Section 9.5 shall occur immediately following the mailing of a written notice to the Key Employee or Non-Employee Director. Thereafter, the Secretary of the Company shall promptly cancel shares of Restricted Stock that are forfeited to the Company.

9.6           Notwithstanding the foregoing, (a) if the Key Employee’s employment terminates or the Non-Employee Director’s service on the Board terminates, or (b) upon a Change in Control, any restrictions of this Section 9 or in any Restricted Stock Agreement shall lapse as provided in Sections 12 and 13.

9.7           The Committee may proscribe such other restrictions and conditions and other terms applicable to the Shares of Restricted Stock issued to a Key Employee or Non-Employee Director under the Plan that are neither inconsistent with nor prohibited by the Plan or any Restricted Stock Agreement, including, without limitation, terms providing for a lapse of the restrictions of this Section 9, provided they are set forth in the applicable Restricted Stock Agreement, in installments. Further the Committee in its discretion shall have the power at any time to accelerate the dates the restrictions lapse on any or all of the Restricted Stock granted to a Key Employee or Non-Employee Director.

6.             Section 12.7 is amended to read as follows:

12.7         Pursuant to subsections 9.5 and 9.6, a Restricted Stock Award shall be subject to such restrictions in the event of the death, Disability, Retirement or other termination of employment, or termination of service on the Board, of the Grantee as are set forth in the applicable Restricted Stock Agreement.

7.             Section 13.2 is amended to read as follows:

13.2         In the event that a Non-Employee Director’s membership on the Board terminates within one year following a Change in Control which does not have the prior written approval of a majority of the Continuing Directors, any unexercised NSOs granted to a Non-Employee Director shall become fully exercisable and all restrictions applicable to a Restricted Stock Award granted to a Non-Employee Director shall lapse.

Sections 2 through 7 of this Third Amendment are subject to approval at the annual meeting of the Company’s stockholders to be held on October 19, 2005, by the affirmative votes of the holders of a majority of the Company’s voting securities present or represented and entitled to vote at such meeting. If such approval is not obtained, such Sections of this Third Amendment shall be null and void and of no effect.

IN WITNESS WHEREOF, this Third Amendment has been executed as of the 12th day of July, 2005.

AAR CORP.

By:	/s/ HOWARD A. PULSIFER
Howard A. Pulsifer, Vice President